Exhibit 4.2

EXECUTION COPY

THE SECURITIES REPRESENTED BY THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF OR ENCUMBERED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS, AND, IF REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM THE ACT OR SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN EQUITY HOLDERS AGREEMENT DATED AS OF AUGUST 21, 2008, AS AMENDED FROM TIME TO TIME, AND A PURCHASE AGREEMENT DATED AS OF AUGUST 21, 2008, AS AMENDED FROM TIME TO TIME, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

No. 1	August 28, 2008

WARRANT

TO PURCHASE

SHARES OF CLASS A COMMON STOCK

OF EVERCORE PARTNERS INC.

1. Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meaning indicated.

“Accreted Principal Amount” has the meaning set forth in the Indenture.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls or is controlled by or is under common control with such Person.

“Approved Transaction” means an acquisition of the stock, assets or business of another Person by the Company, Evercore LP or any of their respective Subsidiaries, or a strategic alliance or commercial transaction entered into by the Company, Evercore LP, or any of their respective Subsidiaries with another Person, which has been duly approved by the Board.

“Board” means the Board of Directors of the Company.

“Business Combination” means (a) any reorganization, consolidation, merger, share exchange or similar business combination transaction involving the Company with any Person or (b) the sale, assignment, conveyance, transfer, lease or other disposition by the Company of all or substantially all of its assets.

“Business Day” means any day that is not a Saturday, a Sunday, a national holiday or other day on which banks in New York, New York or Tokyo, Japan are required or authorized to close.

“Closing Price” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which the Common Stock is listed or admitted for trading or, if the Common Stock is not listed or admitted for trading on a U.S. national or regional securities exchange, as reported on the quotation system on which such security is quoted. If the Common Stock is not listed or admitted for trading on a United States national or regional securities exchange and not reported on a quotation system on the relevant date, the “closing price” will be the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date as reported by Pink Sheets LLC or similar organization. If the Common Stock is not so quoted, the Closing Price shall be deemed to be the fair value per share of Common Stock as determined in good faith by the Board.

“Common Stock” means the Class A Common Stock, par value $0.01 per share, of the Company.

“Company” means Evercore Partners Inc.

“control” (including its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Current Market Price” of Common Stock on any day means the average of the Closing Prices per share of Common Stock for each of the five consecutive Trading Days ending on the earlier of the day in question and the day before the Ex-Dividend Date with respect to the issuance or distribution requiring such computation; provided that, for purposes of Section 13(b) hereof, (i) such term shall mean the Closing Price of the Common Stock on the earlier of the date of announcement of the relevant sale or issuance or the date on which the price for such sale or issuance is agreed upon or set and (ii) notwithstanding the foregoing clause (i), in the event that the price per share for Common Stock being sold or issued is variable or based on a formula, “Current Market Price” shall mean the Closing Price of the Common Stock on the date on which the price per share for Common Stock being sold or issued is fixed.

“Equity Holders Agreement” means the Equity Holders Agreement, dated as of August 21, 2008, by and between the Company and Mizuho CB, as amended from time to time.

“Evercore LP” means Evercore LP, a Delaware limited partnership.

“Ex-Dividend Date” means, with respect to any issuance or distribution, the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Exercise Price” has the meaning given to it in Section 2 herein.

“Expiration Date” has the meaning given to it in Section 3(a) herein.

“Fund” has the meaning set forth in the Equity Holders Agreement.

“Indenture” means the Indenture by and between the Company and The Bank of New York Mellon, as trustee, dated as of August 28, 2008, in the form as set forth in Exhibit A to the Purchase Agreement, as amended from time to time.

“Initial Holder Agreements” means the Purchase Agreement and the Equity Holders Agreement.

“Mizuho CB” means, Mizuho Corporate Bank, Ltd., a Japanese corporation.

“Market Disruption Event” means the occurrence or existence for more than one half hour period in the aggregate on any scheduled Trading Day for the Common Stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the primary exchange or trading system on which such shares are traded) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

“NYSE” means the New York Stock Exchange.

“Original Issue Date” means the date on which this Warrant was first issued.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or any agency or political subdivisions thereof or any group comprised of two or more of the foregoing.

“Purchase Agreement” means that certain Purchase Agreement, dated as of August 21, 2008, by and between the Company and Mizuho CB, as amended from time to time.

“Regular Cash Dividends” means regular cash dividends payable by the Company out of its surplus or net profits legally available therefore on a quarterly, semi-annual or annual basis.

“Right” has the meaning set forth in Section 13(b) herein.

“SEC” means the U.S. Securities and Exchange Commission or any other federal agency then administering the Securities Act or the Exchange Act and other federal securities laws.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Senior Notes” means the 5.2% Senior Notes due 2020 of the Company as contemplated by the Indenture.

“Shares” has the meaning given to it in Section 2 herein.

“Subsidiary” means, with respect to a party, any corporation, partnership, trust, limited liability company or other entity in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more than 50% of the voting power of all outstanding stock or ownership interests of such entity, (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (C) a general or managing partnership interest or similar position in such entity. For purposes of this Warrant, (i) none of the Funds shall be deemed to be a Subsidiary of the Company and (ii) Evercore LP shall be deemed to be a Subsidiary of the Company.

“Tender Offer Repurchases” means any purchase of shares of Common Stock by the Company or any Affiliate thereof pursuant to any tender offer or exchange offer subject to Section 13(e) or 14(e) of the Exchange Act or Regulation 14E promulgated thereunder, whether for cash, shares of Common Stock, other securities of the Company or other forms of consideration (or any combination thereof), effected while this Warrant is outstanding, where the fair value (determined in good faith by the Board) of the aggregate consideration distributed (the “Aggregate Amount”) expressed as an amount per share of Common Stock validly tendered or exchanged, and not withdrawn, pursuant to such tender offer or exchange offer as of the Expiration Time exceeds the Closing Price of the Common Stock on the first Trading Day immediately following the date on which the Expiration Time occurs; provided, however, that “Tender Offer Repurchase” shall not include any purchase of shares by the Company or any Affiliate thereof made in accordance with the requirements of Rule 10b-18 as in effect under the Exchange Act. For purposes of this definition, “Expiration Time” means the last time at which tenders or exchanges could have been made pursuant to such tender offer or exchange offer.

“Trading Day” means any day on which (i) there is no Market Disruption Event and (ii) the NYSE or, if the Common Stock is not listed on the NYSE, the principal national securities exchange on which the Common Stock is listed, is open for trading or, if the Common Stock is not so listed, admitted for trading or quoted, any Business Day. A Trading Day only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

“Warrantholder” has the meaning given to it in Section 2 herein.

2. Number of Shares; Exercise Price. This certifies that, for value received, Mizuho CB or its registered assigns or transferees (the “Warrantholder”) is entitled, upon the terms and subject to the conditions hereinafter set forth, to acquire from the Company, in whole or in part, up to an aggregate of 5,454,545 fully paid and nonassessable shares of Common Stock (the “Shares”) of the Company, at a per Share purchase price (the “Exercise Price”) equal to $22.00. The number and type of Shares and the Exercise Price are subject to adjustment as provided herein, and all references to “Shares,” “Common Stock” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments.

3. Exercise Rights.

(a)	Exercise of Warrant; Term. The right to purchase the Shares represented by this Warrant is exercisable, in whole or in part, by the Warrantholder (other than Mizuho CB or its Affiliates, which are not permitted to exercise this Warrant), at any time or from time to time, but in no event later than 11:59 p.m. New York City time, on August 28, 2020 (the “Expiration Date”), by (i) the surrender of this Warrant and Notice of Exercise annexed hereto, duly completed and executed on behalf of such Warrantholder, at the office of the Company in New York, New York (or such other office or agency of the Company in the United States as it may designate by notice in writing to such Warrantholder at the address of such Warrantholder appearing on the books of the Company), and (ii) (A) the payment of the Exercise Price for the Shares thereby purchased at the election of such Warrantholder by tendering in cash, by certified or cashier’s check payable to the order of the Company or by wire transfer of immediately available funds to an account designated by the Company, (B) the delivery to the Company of Senior Notes with an Accreted Principal Amount plus accrued and unpaid interest equal to the Exercise Price at the office of the Company in New York, New York (or such other office or agency of the Company in the United States) as the Company may designate by notice in writing to such Warrantholder at the address of such Warrantholder appearing on the books of the Company), or (C) having the Company withhold, from the Shares that would otherwise be delivered to the Warrantholder upon such exercise, Shares issuable upon exercise of the Warrant equal in value to the aggregate Exercise Price as to which this Warrant is so exercised based on the Closing Price of the Common Stock on the Trading Day immediately prior to the date on which this Warrant is exercised and the Notice of Exercise is delivered to the Company pursuant to this Section 3.

(b)	Replacement of Warrant. If the exercising (or transferring, as the case may be) Warrantholder does not exercise (or transfer, as the case may be) this Warrant in its entirety, the Warrantholder will be entitled to receive from the Company within a reasonable time, not exceeding ten (10) Business Days, a new warrant in substantially identical form for the purchase of that number of Shares equal to the difference between the number of Shares subject to this Warrant and the number of Shares as to which this Warrant is so exercised (or transferred, as the case may be).

(c)

Notwithstanding anything to the contrary contained herein, in no event shall Mizuho CB or any of its Affiliates be permitted to exercise this Warrant or be permitted to receive Shares issuable upon exercise thereof, provided that Mizuho CB or its Affiliates, as applicable, may exercise this Warrant contemporaneously with or immediately prior to a transfer of all Shares issued pursuant to such exercise, solely for the purpose of effectuating such transfer, on condition that Mizuho CB or its Affiliates, as applicable, has entered into a binding agreement to effectuate such transfer; and further, provided, that if such transfer of any Shares issued pursuant to an exercise of this Warrant by Mizuho CB or its Affiliates, as applicable, is not completed contemporaneously with or immediately following such exercise, such exercise shall be deemed void and all Shares issued pursuant thereto shall be void and cancelled.

(d)	Immediately following the Expiration Date, this Warrant shall automatically expire and be void without any action on the part of the Company or the Warrantholder.

4. Issuance of Shares; Authorization; Listing.

(a)	The Company hereby represents and warrants that any Shares issued pursuant to the exercise of this Warrant in accordance with the provisions of Section 3, upon issuance and payment therefore in any manner provided in Section 3(a), shall be duly and validly issued and fully paid and nonassessable and shall be free from preemptive rights and free of any lien or adverse claim (other than liens or charges created by or imposed upon the Warrantholder, except as otherwise provided herein, income and franchise taxes incurred in connection with the exercise of the Warrant, or taxes in respect of any transfer occurring contemporaneously therewith or as a result of the Warrantholder being a non-U.S. person). The Company shall at all times have authorized and reserved and keep available for issuance a sufficient number of shares of Common Stock to permit the delivery in respect of this Warrant of the number of shares of Common Stock due upon exercise. The Company will list or cause to have quoted such shares of Common Stock on each national securities exchange or in the over-the-counter market or such other market on which the Common Stock is then listed or quoted. The Company will use reasonable best efforts to ensure that the Shares may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which the Shares are listed or traded.

(b)	Subject to the next sentence, certificates for Shares issued upon exercise of this Warrant will be issued in such name or names as the Warrantholder may designate and will be delivered to such named Person or Persons within a reasonable time, not to exceed ten (10) Business Days after the date on which this Warrant has been duly exercised in accordance with the terms of this Warrant. The Company agrees that the Shares so issued will be deemed to have been issued to the Warrantholder as of the close of business on the date on which this Warrant and payment of the Exercise Price are delivered to the Company in accordance with the terms of this Warrant, notwithstanding that the stock transfer books of the Company may then be closed or certificates representing such Shares may not be actually delivered on such date.

5. No Fractional Shares or Scrip. No fractional Shares or scrip representing fractional Shares shall be issued upon any exercise of this Warrant. In lieu of any fractional Share to which the Warrantholder would otherwise be entitled, the Warrantholder shall be entitled to receive a cash payment equal to (i) the Closing Price per share of Common Stock computed as of the trading day immediately preceding the date the Warrant is presented for exercise, less the Exercise Price, multiplied by (ii) such fraction of a Share.

6. No Rights as Shareholders. This Warrant does not entitle the Warrantholder to any voting rights or other rights as a stockholder of the Company prior to the date of exercise hereof.

7. Charges, Taxes and Expenses. If the Warrantholder exercises this Warrant, the Company shall pay any issue or transfer tax due on the issue of any Shares upon such exercise (other than taxes in respect of any transfer occurring contemporaneously therewith or as a result of the Warrantholder being a non-U.S. person). However, the Warrantholder shall pay any such tax which is due because the Warrantholder requests the shares to be issued upon exercise of this Warrant in a name other than the Warrantholder’s name. The Company may refuse to deliver the certificates representing the Shares being issued upon exercise of this Warrant in a name other than the Warrantholder’s name until the Company receives a sum sufficient to pay any tax which will be due because the Shares are to be delivered in a name other than the Warrantholder’s name. The Company or its Subsidiaries shall have the right to reduce the number of Shares that would otherwise be issued to the Warrantholder by a number of Shares having an equivalent market value (based on the Closing Price of the Common Stock) to the amount required to satisfy any minimum withholding tax obligations or any other federal, state or local income or other taxes required by law to be withheld with respect to any payment of cash or securities applicable to the Warrantholder.

8. Transfer/Assignment.

(a)

This Warrant and any rights hereunder are not transferable by the Warrantholder, in whole or in part, in the absence of any effective registration statement related to this Warrant except pursuant to an exemption from registration under such Securities Act and applicable state securities laws and, if requested by the Company (other than in the case of a transfer by Mizuho CB pursuant to Rule 144A or Rule 144 under the Securities Act in accordance with Section 4.11 of the Equity Holders Agreement upon delivery of the applicable certificate referred to below), upon delivery of an opinion of counsel, reasonably satisfactory in form and substance to the Company, that such registration is not required under the Securities Act and any applicable state securities laws. In connection with a transfer pursuant to Rule 144A or Rule 144 under the Securities Act, Mizuho CB shall (x) in the case of a transfer in reliance on Rule 144A under the Securities Act, deliver a certificate executed by a duly authorized executive officer of Mizuho CB certifying that (i) Mizuho CB is transferring such Warrant and any rights hereunder to a qualified institutional buyer within the meaning of Rule 144A, (ii) such qualified institutional buyer is aware that the transfer to it is being made in reliance upon the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A, and (iii) such qualified institutional buyer has received such information regarding the Company as it has requested pursuant to Rule 144A(d)(4) or has determined not to request such information; and (y) in the case of a transfer in reliance on Rule 144 under the Securities Act, deliver a certificate executed by a duly authorized executive officer of Mizuho CB certifying that (i) the transfer is not part of a “distribution” as such term is used in Section 2(a)(11) under the Securities Act, and (ii) Mizuho CB has filed a Form 144 in connection with such transfer or certifies that no such Form 144 is required to be filed. Subject to compliance with the first sentence of this Section 8(a), and Sections 8(b), (c) and (d), this Warrant and all rights hereunder are transferable to an accredited investor, in whole or in part (provided that this Warrant may not be transferred in part unless the transferee acquires the right to purchase at least 250,000 of the Shares), on the books of the Company by the registered holder hereof in person or by duly authorized attorney, and a new warrant shall be made and delivered by the Company, of the same tenor as this Warrant but registered in the name of the transferee, upon surrender of this Warrant, duly endorsed, to the office or agency of the Company described in Section 3. All expenses, taxes (other than documentary, stamp, stock transfer or similar taxes or taxes imposed because the transferee is a non-U.S. Person) and other charges payable in connection with the preparation, execution and delivery of the new Warrants pursuant to this Section 8 shall be paid by the Company. Subject to Sections 8(b), (c) and (d), below, the restrictions imposed by the first sentence of this Section 8 shall terminate as to the Warrant (i) when such security has been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering such security, except with respect to securities held following such disposition by Affiliates of the Company, or (ii) when, in the opinion of counsel for the Company, such restrictions are no longer required in order to achieve compliance with the Securities Act.

(b)	Each certificate for Shares initially issued upon the exercise of this Warrant, and each certificate for Shares issued to any transferee of any such certificate, unless such Shares are registered under the Securities Act or resold pursuant to an exemption from the registration requirements of the Securities Act in a transaction that results in such shares of Common Stock no longer being “restricted securities” (as defined under Rule 144), shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF OR ENCUMBERED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS, AND, IF REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM THE ACT OR SUCH LAWS.”

(c)	Notwithstanding anything herein to the contrary, this Warrant and any rights hereunder, and any Shares issuable upon exercise of this Warrant, shall be subject to the applicable restrictions set forth in the Equity Holders Agreement.

(d)	If and for so long as required by the Initial Holders Agreements, any certificate representing Shares issued upon exercise of this Warrant shall contain a legend in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN EQUITY HOLDERS AGREEMENT DATED AS OF AUGUST 21, 2008, AS AMENDED FROM TIME TO TIME, AND A PURCHASE AGREEMENT DATED AS OF AUGUST 21, 2008, AS AMENDED FROM TIME TO TIME, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.”

If and for so long as required by the Initial Holders Agreements, any new warrants made and delivered by the Company pursuant to the terms hereof shall contain a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN EQUITY HOLDERS AGREEMENT DATED AS OF AUGUST 21, 2008, AS AMENDED FROM TIME TO TIME, AND A PURCHASE AGREEMENT DATED AS OF AUGUST 21, 2008, AS AMENDED FROM TIME TO TIME, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.”

9. Exchange and Registry of Warrant. This Warrant is exchangeable, upon the surrender hereof by the Warrantholder at the office or agency of the Company described in Section 3, for a new warrant or warrants of like tenor representing the right to purchase in the aggregate a like number of Shares. The Company shall maintain at the office or agency described in Section 3 a registry showing the name and address of the Warrantholder as the registered holder of this Warrant. This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at the office of the Company, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

10. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in the case of any such loss, theft or destruction, upon receipt of a bond, indemnity or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company shall make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same aggregate number of Shares as provided for in such lost, stolen, destroyed or mutilated Warrant.

11. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding day that is a Business Day.

12. Rule 144 Information. The Company covenants that it will use its reasonable best efforts to timely file all reports and other documents required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of any Warrantholder, make publicly available such information as necessary to permit sales pursuant to Rule 144 or Regulation S under the Securities Act), and it will use reasonable best efforts to take such further action as any Warrantholder may reasonably request, in each case to the extent required from time to time to enable such holder to sell the Warrants without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 or Regulation S under the Securities Act, as such rules may be amended from time to time, or (b) any successor rule or regulation hereafter adopted by the SEC. Upon the written request of any Warrantholder, the Company will deliver to such Warrantholder a written statement that it has complied with such requirements.

13. Adjustments and Other Rights. The Exercise Price and the number of Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows, provided that no single event shall cause an adjustment under more than one subsection of this Section 13 so as to result in any duplication:

(a)	Stock Dividends, Splits, Subdivisions, Reclassifications or Combinations. If the Company shall (i) declare a dividend or make a distribution on its Common Stock in shares of Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares, the number of Shares issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the Warrantholder after such date shall be entitled to purchase the number of shares of Common Stock which such holder would have owned or been entitled to receive after such date had this Warrant been exercised immediately prior to such date. In such event, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by dividing (A) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment and (2) the Exercise Price in effect immediately prior to the dividend, distribution, subdivision, combination or reclassification giving rise to this adjustment by (B) the new number of Shares issuable upon exercise of the Warrant determined pursuant to the immediately preceding sentence.

(b)

Issuances Below Current Market Price. In the case the Company shall sell and issue any shares of Common Stock or Right (as defined below) at a price that is lower than the Current Market Price in effect immediately prior to such sale or issuance, then the number of Shares thereafter purchasable upon the exercise of each Warrant shall be determined by multiplying the number of Shares theretofore purchasable upon exercise of such Warrant by a fraction, (i) the numerator of which shall be the number of shares of Common Stock outstanding immediately after such sale or issuance and (ii) the denominator of which shall be (x) the number of shares of Common Stock which the aggregate consideration received (determined as provided below) for such sale or issuance would purchase at such Current Market Price plus (y) the number of shares of Common Stock outstanding immediately prior to such sale or issuance. In such event, the Exercise Price shall be multiplied by a fraction, the numerator of which is the number of Shares issuable upon the exercise of this Warrant before such adjustment, and the denominator of which is the new number of Shares issuable upon exercise of this Warrant determined in accordance with the immediately preceding sentence. For purposes of the calculation provided for in this Section 13(b), the shares of Common Stock which the holder of any such Right shall be entitled to subscribe for or purchase shall be deemed to be issued and outstanding as of the date of such sale and issuance of such Right and the consideration received by the Company therefor shall be deemed to be the consideration received by the Company for such Right, plus the consideration or premiums stated in such Right to be paid for the shares of Common Stock covered thereby. In case the Company shall sell and issue any Right together with one or more other securities as part of a unit at a price per unit, then in determining the “Current Market Price” and the “consideration received by the Company” for purposes of this Section, the Board shall determine, in good faith, the fair value of the Right then being sold as part of such unit. For purposes of this paragraph, a “Right” shall mean any right, option, warrant or convertible or exchangeable security containing the Right to subscribe for or acquire one or more shares of Common Stock, excluding the Warrants. This Section 13(b) shall not apply to the issuance of shares of Common Stock or Rights: (i) in any offering underwritten by an investment bank of national standing, (ii) as consideration pursuant to the terms of an Approved Transaction, (iii) pursuant to the terms of any stock option plan, agreement, award, grant or arrangement which provides for the issuance of shares or Rights to the directors, officers, employees and consultants of the Company or its Subsidiaries, (iv) pursuant to a stock split, stock dividend or similar transaction, (v) to financial institutions, commercial lenders or any similar party, or their respective designees, in connection with the incurrence or guarantee of indebtedness by the Company or any of its Subsidiaries or (vi) shares of Common Stock in respect of Rights that are either (x) outstanding on the date hereof substantially in accordance with the terms in effect on the date hereof or (y) issued after the date hereof as long as, in the case of clause (y), such Rights were issued in compliance with this Section 13(b) or otherwise covered by another part of this Section 13. For purposes of clarity, the parties agree that the issuance of shares of Common Stock upon exchange of any partnership units of Evercore LP for Common Stock shall not be subject to this Section 13(b).

(c)

Other Distributions. In case the Company shall fix a record date for the making of a distribution (other than pursuant to a tender or exchange offer) to all holders of shares of its Common Stock (i) of shares of any class or of any Person other than shares of Common Stock or (ii) of evidence of indebtedness of the Company or any Subsidiary or (iii) of assets (excluding dividends or distributions referred to in Section 13(a), Regular Cash Dividends and any dividends or distributions in connection with liquidation, dissolution or winding up of the Company), or (iv) of rights or warrants, in each such case the number of Shares issuable upon exercise of this Warrant shall be multiplied by a fraction, the numerator of which is the Current Market Price per share of Common Stock on such record date and the denominator of which is the Current Market Price per share of Common Stock on such record date less the then fair market value (as determined in good faith by the Board) of said shares, evidences of indebtedness, assets, rights or warrants to be so distributed per share of Common Stock; such adjustment shall take effect on the record date for such distribution. In such event, the Exercise Price shall be multiplied by a fraction, the numerator of which is the number of Shares issuable upon the exercise of this Warrant before such adjustment, and the denominator of which is the new number of Shares issuable upon exercise of this Warrant determined in accordance with the immediately preceding sentence. In the event that such distribution is not so made, the Exercise Price and the number of Shares issuable upon exercise of this Warrant then in effect shall be readjusted, effective as of the date when the Board determines not to distribute such shares, evidences of indebtedness, assets, rights or warrants, as the case may be, to the Exercise Price that would then be in effect and the number of Shares that would then be issuable upon exercise of this Warrant if such record date had not been fixed.

(d)	Certain Repurchases of Common Stock. In case the Company effects a Tender Offer Repurchase of Common Stock, then following the date on which the Expiration Time occurs, the number of shares issuable upon exercise of this Warrant shall be multiplied by a fraction of which (i) the numerator is the sum of (A) the Aggregate Amount and (B) the product of (1) the number of shares of Common Stock outstanding as of the Expiration Time, minus shares of Common Stock purchased in the tender offer or exchange offer, and (2) the Closing Price per share of the Common Stock on the first Trading Day immediately following the date on which the Expiration Time occurs, and (ii) the denominator is the product of (A) the number of shares of Common Stock outstanding as of the Expiration Time (including shares of Common Stock purchased in the tender offer or exchange offer) and (B) the Closing Price per share of the Common Stock on the first Trading Day immediately following the date on which the Expiration Time occurs. In such event, the Exercise Price shall be multiplied by a fraction, the numerator of which is the number of Shares issuable upon the exercise of this Warrant before such adjustment, and the denominator of which is the new number of Shares issuable upon exercise of this Warrant determined in accordance with the immediately preceding sentence.

(e)	Business Combinations. Subject to Section 17, in case of any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock referred to in Section 13(a)), this Warrant after the date of such Business Combination or reclassification will be exercisable solely for the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such Business Combination or reclassification) upon exercise of this Warrant immediately prior to such Business Combination or reclassification would have been entitled upon such Business Combination or reclassification; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the Warrantholder shall be appropriately adjusted so as to be applicable, to the extent reasonable, to any shares of stock or other securities or property thereafter deliverable on the exercise of this Warrant. In determining the kind and amount of stock, securities or the property receivable upon consummation of such Business Combination or reclassification, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the Warrantholder shall have the right to make a similar election upon exercise of this Warrant with respect to the number of shares of stock or other securities or property which the Warrantholder will receive upon exercise of this Warrant.

(f)	Successive Adjustments. Successive adjustments in the Exercise Price and the number of shares of Common Stock issuable upon exercise of this Warrant shall be made, without duplication, whenever any event specified in Sections 13(a), (b), (c), (d) and (e) shall occur.

(g)	Rounding of Calculations; Minimum Adjustments. All calculations under this Section 13 shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. Any provision of this Section 13 to the contrary notwithstanding, no adjustment in the Exercise Price or the number of Shares into which this Warrant is exercisable shall be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of Common Stock, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or 1/10th of a share of Common Stock, or more.

(h)	Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this Section 13 shall require that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (i) issuing to the Warrantholder of this Warrant exercised after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such exercise by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such exercise before giving effect to such adjustment and (ii) paying to such Warrantholder any amount of cash in lieu of a fractional share of Common Stock.

(i)	Adjustment for Unspecified Actions. If the Company takes any action affecting the Common Stock, other than actions described in this Section 13, which in the opinion of the Board would materially and adversely affect the exercise rights of the Warrantholder, the Exercise Price for the Warrant and/or the number of Shares received upon exercise of the Warrant shall be adjusted for the Warrantholder’s benefit, to the extent permitted by law, in such manner, and at such time, as such Board after consultation with the Warrantholder shall reasonably determine to be equitable in the circumstances. Failure of the Board to provide for any such adjustment will be evidence that the Board has determined that it is equitable to make no such adjustments in the circumstances.

(j)	Voluntary Adjustment by the Company. The Company may at its option, at any time during the term of this Warrant, reduce the then current Exercise Price or increase the number of Shares for which the Warrant may be exercised to any amount deemed appropriate by the Board; provided, however, that if the Company elects to make such adjustment, such adjustment will remain in effect for at least a 15-day period, after which time the Company may, at its option, reinstate the Exercise Price or number of Shares in effect prior to such reduction or increase, as applicable, subject to any interim adjustments pursuant to this Section 13.

(k)	Statement Regarding Adjustments. Whenever the Exercise Price or the number of Shares into which this Warrant is exercisable shall be adjusted as provided in this Section 13, the Company shall forthwith file, at the principal office of the Company a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price that shall be in effect and the number of Shares into which this Warrant shall be exercisable after such adjustment and the Company shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each Warrantholder at the address appearing in the Company’s records.

(l)	Notices. In the event that the Company shall propose to take any action of the type described in this Section 13 (but only if the action of the type described in this Section 13 would result in an adjustment in the Exercise Price or the number of Shares into which this Warrant is exercisable or a change in the type of securities or property to be delivered upon exercise of this Warrant), the Company shall give notice to the Warrantholder, in the manner set forth in Section 13(k), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of this Warrant. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in case of all other action, such notice shall be given at least fifteen (15) days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(m)	Miscellaneous. Except as provided in this Section 13, no adjustment in respect of any distributions made to Warrantholders of securities issuable upon exercise of this Warrant will be made during the term of a Warrant or upon the exercise of a Warrant.

(n)	No Impairment. The Company will not, by any action, including, without limitation, amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, intentionally avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in taking of all such action as may be necessary or appropriate in order to protect the rights of the Warrantholder against impairment.

(o)	Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 13, the Company shall take any action which may be necessary, including obtaining regulatory, New York Stock Exchange or stockholder approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock that the Warrantholder is entitled to receive upon exercise of this Warrant pursuant to this Section 13.

(p)	Company Determination Final. The Company shall be responsible for making all calculations called for hereunder. These calculations include, but are not limited to, the Exercise Price and the number of shares of Common Stock to be issued upon exercise of the Warrants. The Company shall make all these calculations in good faith and, absent manifest error, the Company’s calculations shall be final and binding on the Warrantholder.

14. GOVERNING LAW. THIS WARRANT SHALL BE BINDING UPON ANY SUCCESSORS OR ASSIGNS OF THE COMPANY. THIS WARRANT SHALL CONSTITUTE A CONTRACT UNDER THE LAWS OF THE STATE OF DELAWARE AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

15. Amendments. This Warrant may be amended and the observance of any term of this Warrant may be waived only with the written consent of the Company and the Warrantholder.

16. Notice. All notices hereunder shall be in writing and shall be effective (a) on the day on which delivered if delivered personally or transmitted by telex or telegram or telecopier with evidence of receipt, (b) one Business Day after the date on which the same is delivered to an internationally recognized overnight courier service with evidence of receipt, or (c) five Business Days after the date on which the same is deposited, postage prepaid, in the U.S. mail, sent by certified or registered mail, return receipt requested, and addressed to the party to be notified at the address indicated below for the Company, or at the address for the Warrantholder set forth in the registry maintained by the Company pursuant to Section 9, or at such other address and/or telecopy or telex number and/or to the attention of such other person as the Company or the Warrantholder may designate by ten-day advance written notice.

If to the Company at:

Evercore Partners Inc.

55 East 52nd Street, 42nd Floor

New York, New York 10055

Attention: Adam B. Frankel

Fax: +1 (212) 857-7426

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Kathryn K. Sudol

Fax: +1 (212) 455-2502

17. Merger or Consolidation of the Corporation. The Company will not merge or consolidate into, or sell, transfer or lease all or substantially all of its property to, any other Person unless the successor entity, transferee or lessee, as the case may be (if not the Company), expressly assumes the due and punctual performance and observance of each and every covenant and condition of this Warrant to be performed and observed by the Company.

18. Entire Agreement. This Warrant and the forms attached hereto, and the Initial Holders Agreements and the documents referenced therein, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or undertakings with respect thereto.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by a duly authorized officer.

EVERCORE PARTNERS INC.

By:	/s/ Ciara Burnham
Name:	Ciara Burnham
Title:	Senior Managing Director & Head of Corporate Development

Dated: August 28, 2008

(Signature Page to Warrant Agreement)

Notice of Exercise of Warrant

The undersigned hereby elects to purchase, pursuant to the provisions of the Warrant to purchase shares of Class A Common Stock, par value $0.01 per share (“Shares”), issued by Evercore Partners Inc. (the “Company”) and held by the undersigned (the “Warrant”), the original of which is attached hereto. Capitalized terms used but not defined herein shall have the meaning assigned to them in the Warrant. In connection with this Notice of Exercise of Warrant, the undersigned hereby (check the applicable box):

☐	Tenders herewith payment of the Exercise Price in full in the form of cash, certified check or official bank check in the amount of $ for of such Shares.

☐	Confirms that payment of the Exercise Price in full by means of a wire transfer in the amount of $ for of such Shares has been made to the Company.

☐	Tenders herewith payment of the Exercise Price in full by the delivery herewith of Senior Notes with an Accreted Principal Amount plus accrued but unpaid interest of $ for of such Shares.

☐	Confirms that payment of the Exercise Price in full by means of the delivery of Senior Notes with an Accreted Principal Amount plus accrued but unpaid interest of $ for of such Shares has been made to the Company.

☐	Authorizes the Company to withhold, from the Shares that would otherwise be delivered to the Warrantholder upon such exercise, Shares which, collectively, are equal in value to the aggregate Exercise Price as to which the Warrant is hereby being exercised based on the Closing Price of the Common Stock on the Trading Day immediately prior to the date hereof of $ .

[To be signed only upon transfer of Warrant]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                          the right represented by the within Warrant to purchase                  shares of the Class A Common Stock, par value $0.01, of Evercore Partners Inc. to which the within Warrant relates, and appoints                  attorney to transfer said right on the books of Evercore Partners Inc. with full power of substitution in the premises.

Dated:

(Signature must conform in all respects to name of Warrantholder as specified on the face of the Warrant)

Address
In the presence of